Exhibit 99.3

NuCera Holdings Inc. Consolidated Financial Statements As of December 31, 2021, and for the Year Ended December 31, 2021

NuCera Holdings Inc.

Consolidated Financial Statements

As of December 31, 2021, and for the

Year Ended December 31, 2021

NuCera Holdings Inc.

Independent Auditor’s Report

To the Stockholders of

NuCera Holdings Inc.

Houston, Texas

Opinion

We have audited the consolidated financial statements of NuCera Holdings Inc. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021, and the related consolidated statements of operations and comprehensive income (loss), stockholder’s equity, and cash flows for the year ended December 31, 2021, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (“GAAS”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.
●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ BDO USA, LLP

November 16, 2022

Consolidated Financial Statements

NuCera Holdings Inc.

Consolidated Balance Sheet

December 31,	2021
Assets

Current Assets
Cash and cash equivalents	$2,093,299
Accounts receivable - trade, net	8,300,549
Inventories, net	14,947,453
Other current assets	2,003,784

Total Current Assets	27,345,085

Property, Plant and Equipment, net	29,461,197

Deferred Tax Asset	148,159

Goodwill	1,095,668

Intangibles, net	7,190,555

Other Assets	238,787

Total Assets	$65,479,451

Liabilities and Stockholder’s Equity

Current Liabilities
Accounts payable	$4,587,885
Accrued expenses	4,286,687
Current income tax payable	146,838
Notes payable under lines of credit	3,500,000
Current maturities of long-term debt	2,604,993

Total Current Liabilities	15,126,403

Deferred Tax Liability	595,391

Long-Term Debt, net of current portion and debt issuance cost	46,609,419

Total Liabilities	62,331,213

Commitments and Contingencies (Note 9)

Stockholder’s Equity	3,148,238

Total Liabilities and Stockholder’s Equity	$65,479,451

See accompanying notes to consolidated financial statements.

NuCera Holdings Inc.

Consolidated Statement of Operations and Comprehensive Income

Year Ended December 31,	2021
Net Sales	$80,457,298

Cost of Sales	57,596,454

Gross Margin	22,860,844

Operating Expenses
Technical services and research and development	2,006,169
Selling, general and administrative	12,246,216

Total Operating Expenses	14,252,385

Other Operating Income
Insurance proceeds	3,994,566

Income from Operations	12,603,025

Other Expenses
Interest expense, net	(1,989,346)
Loss on foreign currency exchange rate	(45,101)

Total Other Expense	(2,034,447)

Income Before Income Tax Expense	10,568,578

Income Tax Expense	(1,256,668)

Net Income	9,311,910

Other Comprehensive Loss
Net foreign currency translation adjustment loss	(441,767)

Total Comprehensive Income	$8,870,143

See accompanying notes to consolidated financial statements.

NuCera Holdings Inc.

Consolidated Statement of Stockholder’s Equity

			Accumulated
			Other
	Stockholder’s	Retained	Comprehensive
	Capital	Earnings	Income (Loss)	Total
Balance at December 31, 2020	$41,802,560	$(5,689,918)	$118,013	$36,230,655

Contributions	335,000	—	—	335,000

Distributions	(42,287,560)	—	—	(42,287,560)

Net Income	—	9,311,910	—	9,311,910

Cumulative translation adjustment	—	—	(441,767)	(441,767)

Balance at December 31, 2021	$(150,000)	$3,621,992	$(323,754)	$3,148,238

See accompanying notes to consolidated financial statements.

NuCera Holdings Inc.

Consolidated Statement of Cash Flows

Year Ended December 31,	2021
Cash Flows from Operating Activities
Net income	$9,311,910
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	6,314,387
Amortization of debt issuance costs	298,475
Deferred taxes	507,221
Changes in operating assets and liabilities:
Accounts receivable - trade	1,262,170
Inventories	(443,386)
Prepaid and other assets	1,570,275
Accounts payable and accrued expenses	(1,344,061)

Net Cash Provided by Operating Activities	17,476,991

Cash Flows from Investing Activities
Additions to property, plant and equipment	(2,260,526)
Proceeds from indemnification claim	219,515

Net Cash Used in Investing Activities	(2,041,011)

Cash Flows from Financing Activities
Net borrowings on credit facility	1,000,000
Debt issuance costs	(576,085)
Borrowings on term loan	29,000,000
Loan payments on term loan	(1,213,251)
Contributions	335,000
Distributions	(42,287,560)

Net Cash Used in Financing Activities	(13,741,896)
Effect of Exchange Rates on Cash and Cash Equivalents	(419,035)
Net Increase in Cash and Cash Equivalents	1,275,049
Cash and Cash Equivalents - Beginning of Period	818,250
Cash and Cash Equivalents - End of Period	$2,093,299

Supplemental Cash Flow Information
Cash paid for interest	$1,605,632
Cash paid for income taxes	$1,212,041

Non-Cash Investing and Financing Activities
Capital expenditures financed through accounts
payable and accrued expenses	$101,452

See accompanying notes to consolidated financial statements.

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

1.Description of Business

NuCera Holdings Inc. and Subsidiaries (the “Company”) is a Delaware Corporation that was formed in July 2020 to acquire the specialty polymers business from Baker Hughes on October 1, 2020.

The specialty polymers business, with manufacturing operations in Barnsdall, Oklahoma, produces specialty low molecular weight olefin polymers, including a range of differentiated functional polymers and premium, high melting point polyethylene waxes. Over its 85-year history, the business has been dedicated to innovation and has developed a strong reputation as a premium specialty supplier and solutions provider to its diverse customer base.

2.Acquisition of Business

On October 1, 2020, the Company acquired the specialty polymers business from Baker Hughes. The acquisition was funded by a combination of long-term bank financing and capital contributions from SK Capital Partners, LP, a private investment firm focused on the specialty materials, chemicals and pharmaceuticals sectors.

The purchase price allocation was finalized in 2021 and management accounted for the acquisition using the acquisition method of accounting and allocated the purchase price based on the fair value of the assets acquired and liabilities assumed as follows:

December 31,	2021
Asset acquired
Cash	$414,478
Accounts receivable	9,579,677
Inventory	14,724,329
Prepaid and other current assets	871,818
Intangible assets	8,070,000
Goodwill	1,095,668
Property, plant and equipment, net	34,148,275
Total assets acquired	68,904,245
Accounts payable and accrued liabilities acquired	5,674,777
Fair Value of Net Assets	$63,229,468

Goodwill resulting from the acquisition represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired and is associated primarily with the Company’s assembled workforce, market presence, and its growth opportunities in the markets in which it operates.

3.Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The consolidated financial statements include accounts of NuCera Holdings Inc. and its wholly-owned subsidiaries, NuCera Intermediate Holdings, LLC, NuCera Solutions, LLC, NuCera Solutions France, SARL, and NuCera Solutions Pte Ltd. All significant intercompany transactions and balances are eliminated in the consolidation process.

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), the Company evaluates our estimates, including those related to bad debt, inventories, income taxes, financing operations, contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

Fair Value Measurements

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, accounts payable, term loan and revolving credit facility. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The variable debt instruments disclosed in Note 4 are based upon the current market rates for debt with similar credit risk and maturity, which approximates its carrying value as interest is based on LIBOR or Prime Rate plus an applicable margin.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company incorporates assumptions that market participants would use in pricing the asset or liability and utilizes market data to the maximum extent possible. The Company uses any of three valuation techniques to measure fair value: the market approach, the income approach, and the cost approach in determining the appropriate valuation technique based on the nature of the asset or liability being measured and the reliability of the inputs used in arriving at fair value.

The inputs used in applying valuation techniques include risk assumptions that market participants would use in pricing the asset or liability. Inputs may be observable or unobservable. The Company uses observable techniques in the Company’s valuation techniques and classifies those inputs in accordance with the fair value hierarchy established by applicable accounting guidance, which prioritizes those inputs. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Cash and Cash Equivalents

The Company considers all highly liquid investments readily convertible to known cash amounts and with a maturity of three months or less at the date of purchase to be cash equivalents.

The Company maintains cash and cash equivalents with financial institutions which, at times, exceed federally insured limits. The Company monitors the financial condition of the banks and has experienced no losses associated with the accounts.

Allowance for Doubtful Accounts

The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. The allowance for non-collection of accounts receivable is based upon the expected collectability of all accounts receivable including review of current aging schedules and current economic conditions and customer history. Accounts are written off when all reasonable internal and external collection efforts have been performed. The allowance for doubtful accounts was not significant at December 31, 2021.

Foreign Currency

Results of operations for the Company’s foreign operations in France and Singapore are translated from the designated functional currency to the U.S. Dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are reported as other comprehensive income. The effect of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses) in earnings. France measures and records its transactions in terms of the local currency, the Euro, which is also the functional currency. As a result, gains and losses resulting from translating the balance sheet are recorded as cumulative translation adjustments on the consolidated balance sheets. As of December 31, 2021, the cumulative translation adjustment included on the consolidated balance sheet was a loss of approximately $441,000.

Inventory

Inventories are valued at the lower of cost or net realizable value. For certain products, cost is generally determined using the first-in, first-out (“FIFO”) method. For certain other products the Company utilizes a weighted-average cost. The Company records a reserve for inventory obsolescence as a reduction in its inventory when considered not salable. The Company writes down inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the net realizable value based upon assumptions about future demand and market conditions. No such write downs were required in 2021. Overhead is charged to inventory based on normal capacity and the Company expenses abnormal amounts of idle facility expense, freight and handling costs in the period incurred. The Company includes spare parts within inventory on the consolidated balance sheet as these spare parts are considered miscellaneous supplies and materials that are consumed during operations.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or fair value if acquired through a business combination, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of depreciable assets which range from 3 to 39 years. Maintenance and repair costs are charged to operations as incurred and major improvements extending asset lives are capitalized.

Impairment of Long-Lived Assets

The impairment of long-lived assets, including property plant and equipment and intangibles, is assessed when changes in circumstances (such as, but not limited to, a decrease in market value of an asset, current and historical operating losses or a change in business strategy) indicate that their carrying value may not be recoverable. This assessment is based on management’s estimates of future undiscounted cash flows, salvage values or net sales proceeds. These estimates take into account management’s expectations and judgments regarding future business and economic conditions, future market values and disposal costs. Actual results and events could differ significantly from management’s estimates. No impairments were recognized for the periods presented herein.

Goodwill

Goodwill represents the excess of acquisition consideration paid over the fair value of identifiable net tangible and identifiable intangible assets acquired. Goodwill is not amortized, but rather is reviewed for impairment on an annual basis (or more frequently if impairment indicators exist). The Company tests goodwill at the reporting units which is the level for which there are distinct cash flows, products, capabilities and available financial information. The Company performs a qualitative assessment of the fair value of its reporting units before performing a quantitative assessment. If, through the qualitative assessment, the Company determines that it is more likely than not that the reporting unit’s fair value is greater than its carrying value, the remaining impairment steps would be unnecessary.

If there are indicators that goodwill has been impaired, the Company performs a quantitative test. The Company compares the fair value to the reporting unit’s carrying value. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not considered impaired and no further testing is required. If the fair value does not exceed the carrying value, the Company records an impairment to the extent the fair value exceeds the carrying value, to the extent that there is goodwill remaining under a one-step model. Fair value is determined primarily through the use of a discounted cash flow analysis, supplemented by a market approach analysis. Key assumptions in the analysis include the use of an appropriate discount rate, terminal year multiples, and estimated future cash flows including an estimate of operating and general and administrative costs. In estimating cash flows, the Company incorporates current market information, as well as historical and other factors. No impairment was recorded for the year ended December 31, 2021.

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

Other Intangible Assets

The Company’s other intangible assets represent the fair value of finite lived intangible assets acquired in connection with business acquisitions, net of estimated amortization, and include customer relationships, and other intellectual property. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

Revenue Recognition

In determining the appropriate amount of revenue to be recognized as the Company fulfills the obligations under its contracts with customers, the following steps must be performed at contract inception: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

Revenue is recognized when control of promised goods is transferred to customers, which generally occurs when products are shipped from the Company’s facilities to its customers. The amount of revenue recorded is the consideration the Company expects to receive in exchange for transferring those goods. Net sales are comprised of gross revenues, based on observed stand-alone selling prices, less estimates of expected returns, trade discounts and customer allowances, which include incentives such as volume and other discounts in connection with various supply programs. Such deductions are estimated and recorded during the period the related revenue is recognized. Sales and other consumption taxes the Company collects from customers and remits to government agencies are excluded from revenue. The Company accounts for freight and shipping costs that occur after control of the related goods transfer to the customer as a fulfillment cost within cost of sales. The nature and timing of the Company’s revenue transactions are similar, as substantially all revenue is based on point-in-time transactions with customers under industry-standard payment terms. The Company may require shortened payment terms, including cash-in-advance, on an individual customer basis depending on its assessment of the customer’s credit risk.

Concentrations

For the year ended December 31, 2021, one customer accounted for approximately 10% of our total consolidated sales revenue. The amount included in accounts receivable at December 31, 2021 related to this customer was $0.7 million.

For the year ended December 31, 2021, two suppliers accounted for approximately $14.0 million of inventory purchases. The amount included in accounts payable at December 31, 2021 related to these customers was $0.9 million.

Risks and uncertainties

Outbreaks of epidemic, pandemic, or contagious diseases, such as the recent 2019 Novel Coronavirus (“COVID-19”), could have an adverse effect on our business, financial condition, results of operations or liquidity. A global public health epidemic could impact our operations, including temporary closures of facilities, impairment of long-lives assets and project development. Additionally, our employees may be impacted by an outbreak which could impact our ability to complete projects. The extent to which the Coronavirus impacts our results will depend on future developments, which are uncertain and cannot be predicted, including new information which may emerge concerning the severity of the Coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Income Taxes

In December 2019, the FASB issued ASU 2019-02, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles of ASC 740 and simplifies several other areas. ASU 2019-12 is effective for non-public business entities for annual reporting periods beginning after December 15, 2021. One of the amendments within ASU 2019-12 specifies that an entity is not required to allocate income tax expense to a legal entity that is both not subject to tax and disregarded by the taxing authority, but an entity may elect to do so. The Company adopted ASU 2019-12 as of December 31, 2021. As such, in accordance with ASC 740-10, Accounting for Income Taxes, which provides, among other things, for the recognition and

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

presentation of deferred tax assets and liabilities for the future consequences of temporary differences between the financial statement basis and the tax basis of assets and liabilities, using the tax rates in effect during the period when taxes are actually paid or recovered. The Company records a valuation allowance whenever management believes that it is more likely than not that any deferred tax asset will not be realized. Judgement is applied in assessing the realizability of deferred tax assets, including estimating future taxable income, predicting whether a future cash tax reduction will be realized from the deferred tax asset. Any changes in the valuation allowance due to changes in circumstances and estimates are recognized in income tax expense in the period the change occurs.

The Company follows guidance issued by the FASB in accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. The Company had no uncertain tax positions as of December 31, 2021.

The Company includes interest and penalties related to taxes as a component of income tax expense. The Company did not incur any interest or penalties during the year ended December 31, 2021.

None of the Company’s income tax returns are currently under examination by the various taxing authorities. U.S. federal and state income tax returns, since inception, are subject to examination by the Internal Revenue Service and state taxing authorities, respectively. The Company remains open to examination in France from 2018 onwards.

Accounting Pronouncements Not Yet Adopted

In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses (Topic 326), Targeted Transition Relief (“ASU 2019-10”), which amends the transition guidance for ASU 2016-13. ASU 2019-10 provides entities with the option to irrevocably elect the fair value option in Subtopic 825-10 on an instrument-by-instrument basis. ASU 2019-10 is effective for years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of ASU 2019-10 on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which modifies the measurement approach for credit losses on financial assets measured on an amortized cost basis from an ‘incurred loss’ method to an ‘expected loss’ method. In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13. This amendment provides clarity and improves the codification to ASU 2016-13. The pronouncements are effective for fiscal years beginning after December 15, 2022 and interim periods therein. The Company is currently evaluating the impact of ASU 2016-13 on its financial statements.

Accounting Standards Update 2021-07—Compensation—Stock Compensation (Topic 718): Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards (a consensus of the Private Company Council). This pronouncement is effective for years beginning after December 15, 2021 and interim periods for years beginning after December 15, 2022. The Company is currently evaluating the impact of ASU 2021-07 on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” Under the new guidance, lessees are required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (a) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (b) a right-of-use asset, which represents the lessee’s right to use, or control the use of, a specified asset for the lease term. In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842) Targeted Improvements.” The updated guidance provided an optional transition method, which allows for the application of the standard as of the adoption date with no restatement of prior period amounts. The Company subsequently adopted the standard on January 1, 2022 under the optional transition method described above. Consequently, historical financial information was not updated, and the disclosures required under the new standard are not provided for dates and periods prior to January 1, 2022.

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

The new standard provides several optional practical expedients in transition. The Company has elected to apply the “package of practical expedients” which allows it to not reassess i) whether existing or expired arrangements contain a lease, ii) the lease classification of existing or expired leases, or iii) whether previous initial direct costs would qualify for capitalization under the new lease standard. In preparation for adoption of the standard, the Company enhanced its internal controls to enable the preparation of financial information including the assessment of the impact of the standard. The new standard did not have a material impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Standards

In January 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2021-01 and in March 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting”. The ASU applies to all entities that have contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The expedients and exceptions provided by the ASU do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022 for which an entity has elected certain optional expedients and that are retained through the end of the hedging relationship. The ASU is effective for all entities as of March 12, 2020 through December 31, 2022. ASU 2021-01 and ASU 2020-04 have not had, and the Company does not expect these ASU’s to have in future periods, a material impact on the Company’s consolidated financial statements and disclosures.

Subsequent Events

Management has evaluated subsequent events through November 16, 2022, which is the date the financial statements were available to be issued. On July 15, 2022, the Company entered into a definitive agreement with Chase Corporation to be acquired for a purchase price of $250 million, pending any working capital adjustments and excluding acquisition-related costs. The transaction was completed on September 1, 2022. At the closing, the Company’s debt of $47 million was paid off to the respective lenders, SK Capital was paid $199 million and transaction expenses of $2 million were settled. An additional $1.9 million is being held in escrow pending the working capital settlement.

4.Debt

On September 30, 2020, the Company entered a five-year term loan with KeyBank National Association in the amount of $22.5 million maturing on September 30, 2025. Interest is payable quarterly at a variable LIBOR rate. During 2021, an additional $29 million in term commitments were issued through amendments to the original credit agreement. There were no changes to the debt maturity or terms of the original term commitment. As of December 31, 2021, the interest rate was 5%.

Debt issuance costs of $467,872 was incurred related to the term loan in the 2021. The debt issuance costs was recorded net of the term loan on the consolidated balance sheet and will be amortized over the term of the loan through interest expense on the consolidated statement of operations.

Additionally, on September 30, 2020, the Company entered a revolving credit facility with KeyBank National Association up to $20 million with a final maturity date of September 30, 2025. Interest is payable at rollover maturity or quarterly at a variable LIBOR rate. The revolving credit facility was modified during 2021 to transfer portions of the credit facility to other lenders. No other modifications to the credit facility were made. Debt issuance costs of $108,213 was incurred in 2021, related to the revolving credit facility and are included in other assets on the consolidated balance sheet and will be amortized over the term of the loan through interest expense on the consolidated statement of operations. As of December 31,2021, the interest rate was 5%.

Amortization of debt issue costs for the year ended December 31, 2021 was $298,475. Accumulated amortization of debt issue cost as of December 31, 2021 was $361,237.

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

Below is a summary of our long-term debt to financial institutions as of December 31:

December 31,	2021
Revolving credit facility	$3,500,000
Term loan, net of issuance costs	49,214,412
Total debt	52,714,412
Less: current maturities	(6,104,993)
Total Long-Term Debt	$46,609,419

The Company is subject to certain financial covenants as specified in the loan documents and as of December 31, 2021, the Company was in compliance with all financial covenants.

The following is a summary of the future maturities of long-term debt to financial institutions as of December 31, 2021:

Year Ending December 31,
2022	$6,104,993
2023	2,604,993
2024	2,930,618
2025	42,005,520
$53,646,124

5.Inventories

A summary of inventories is as follows:

December 31,	2021
Raw materials	$1,951,346
Semi finished goods	1,066,317
Finished goods	11,522,174
Supplies	701,235
Total inventories	15,241,072
Inventory reserve	(293,619)
Net Inventories	$14,947,453

6.Property, Plant and Equipment

Major classifications and expected lives of property, plant and equipment are summarized below:

December 31,	Expected Life	2021
Land and land improvements	-	$2,750,350
Office buildings	39 years	5,731,584
Machinery and equipment	3-15 years	27,035,933
ERP System	10 years	720,326
		36,238,193
Less: accumulated depreciation		(7,403,728)
		28,834,465
Construction in progress		626,732
Property, Plant and Equipment, net		$29,461,197

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

All property, plant and equipment is depreciated using the straight-line method over the estimated useful lives of depreciable assets. The amounts of depreciation expense recorded on the Company’s property, plant and equipment for the year ended December 31, 2021 was approximately $5.6 million and was included in cost of sales.

7.Intangible Assets

At December 31, 2021, identifiable intangible assets consisted of $7.2 million of intellectual property and customer relationships. The amount was included in the intangible assets balance on the consolidated balance sheet. The weighted average useful life of these assets is 13 years and amortization is recorded on a straight-line basis. Accumulated amortization expense of $860,000 was recorded on the consolidated balance sheet related to the identifiable intangible assets at December 31, 2021. Amortization expense relating to identifiable intangible assets for the years ended December 31,2021 was approximately $688,000.

Amortization expense for the next five years beginning after December 31, 2021 are as follows:

Year Ending December 31,
2022	$687,500
2023	687,500
2024	687,500
2025	687,500
2026	687,500
Thereafter	3,753,055
$7,190,555

8.Income Taxes

In December 2019, the FASB issued ASU 2019-02, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This guidance removes certain exceptions to the general principles of ASC 740 and simplifies several other areas. ASU 2019-12 is effective for non-public business entities for annual reporting periods beginning after December 15, 2021. One of the amendments within ASU 2019-12 specifies that an entity is not required to allocate income tax expense to a legal entity that is both not subject to tax and disregarded by the taxing authority, but an entity may elect to do so. A provision for U.S. federal and state income taxes associated with the Company have been recorded in the accompanying consolidated financial statements as the Company elected to allocate and record an amount of current and deferred tax expense. The Company also has operations in France which is subject to income taxes.

The Company records a provision for income taxes for the anticipated tax consequences of the reported results of operations using the asset and liability method. Deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of the year ended December 31, 2021, based on available positive and negative evidence, and given the Company’s significant pretax net income, adjusted for nonrecurring items, the Company removed the valuation allowance from prior year since sufficient income was generated to begin utilizing U.S. federal and state net operating loss carryforward balances.

The Company did not recognize tax benefits from uncertain tax positions within the provision for income taxes. The Company may recognize a tax benefit only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

The components of income tax expense (benefit) are as follows:

Year Ended December 31,	2021
Current tax provision:
Federal	$79,699
State	88,125
Foreign	581,627
749,451
Deferred benefit:
Federal	526,287
State	69,102
Foreign	(88,172)
Total Income Tax (Benefit) Expense	$1,256,668

The difference between the effective tax rate and statutory rate for the year ended December 31, 2021, was primarily due to release of valuation allowance.

The Company’s significant temporary differences include fixed assets, intangibles offset by net operating loss carryforwards.

As of December 31, 2021, U.S. federal net operating losses carried forward totaled $1.9 million, which do not expire.

The Company files income tax returns in the U.S. federal and various state jurisdictions as well as France. The statute of limitation for examination of the Company’s federal and state income tax filings remains open from inception and forward. The statute of limitation for examination of the Company’s France tax filings is 2018 onwards.

9.Commitments and Contingencies

Related-Party Transactions

In conjunction with the purchase of assets from Baker Hughes, the Company entered into a twelve- month transition services agreement beginning on October 1, 2020 to assist with streamlining the operations and financial reporting from Baker Hughes to the Company. During the year ended December 31, 2021, the Company paid $7.7 million to Baker Hughes and SGD 0.2 million to Baker Hughes Singapore Pte related to this agreement. Approximately $4.9 million was included in the cost of sales and approximately $3.2 million was included in the selling, general and administrative expense on the consolidated statement of operations and comprehensive income for the period. At December 31, 2021, the outstanding payable to Baker Hughes was $0.7 million.

The Company paid SK Capital $500,000 for management fees during the reported period ended December 31, 2021. No amount was due to SK Capital related to these management fees at December 31, 2021.

Leases

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842),” which is intended to increase transparency and comparability of accounting for lease transactions. The ASU requires all leases with lease terms exceeding one year to be recognized on the balance sheet as lease assets and lease liabilities and requires both quantitative and qualitative disclosures regarding key information about leasing arrangements. Lessor accounting is largely unchanged. The guidance is effective for nonpublic companies beginning January 1, 2022, with an option to early adopt. The Company is currently finalizing its significant lease arrangements and expects the impact to increase both assets and liabilities by approximately $800,000. The adoption of Topic 842 is not expected to have a significant impact on the results of operations. The Company plans to adopt the guidance effective January 1, 2022.

The Company entered into an office lease in The Woodlands, Texas during 2021. Additionally, the Company operates a plant in Barnsdall, Oklahoma. The Company is subject to a land lease outside of Barnsdall, Oklahoma in Sand Springs, Oklahoma solely for the

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

purpose of loading and unloading railcars containing certain commodities. The lease covers 15,000 square feet or 0.35 acres of space. The Company is also subject to a lease for certain operating equipment at the Barnsdall location.

Minimum future rental payments for non-cancelable leases as of December 31, 2021, for the next five years ending December 31 and in total thereafter are as follows:

Year Ending December 31,
2022	$674,079
2023	206,071
2024	166,548
2025	169,149
2026	146,750
Thereafter	59,606
$1,422,203

Rent expense under these leases was approximately $595,231 for the reported period ended December 31, 2021.

The Company is also subject to a lease for two railcars that is month to month and can be canceled by either party with a 30-day notice.

Contingencies

From time to time the Company may be involved in claims and litigation arising in the ordinary course of business. Because there are inherent uncertainties in the ultimate outcome of such matters, it is presently not possible to determine the ultimate outcome of any potential claims or litigation against the Company; however, management believes that the outcome of such matters will not have a material adverse effect on the Company’s financial position, results of operation or liquidity.

Insurance proceeds of $3,994,566 on the consolidated statements of operations relates to an indemnification claim associated with a loss of a customer.

The Company believes that it is in compliance with all applicable federal, state and local laws and regulations relating to the discharge of substances into the environment, and it does not expect that any material expenditure for environmental control facilities will be necessary in order to continue such compliance.

10.Stockholder’s Equity

As of December 31, 2021, the Company had authorized and issued 1,000 shares of common stock at a par value of $0.001 per share and these shares were issued as one class of common stock. Total capital contributions through December 31, 2021, were $42,137,560 of which $335,000 was contributed during the year ended December 31, 2021.

During 2021, capital distributions in the amount of $42,287,560 were distributed back to the stockholders.

Management Incentive Units

In October 2020, the Company adopted the Equity Compensation Plan (the “Plan”) for its management and key employees. Employees received certain P Series of Class B Incentive Units, intended to be treated as profits interest for federal income tax purposes.

As of December 31, 2021, the Company had awarded 2,547 units. These awards are based on certain performance targets and service requirements for vesting. None of these units have vested as of December 31, 2021, and the number of awards granted is not significant to the consolidated financial statements for 2021. As a result, no compensation expense has been recorded for these awards during the periods presented herein.

NuCera Holdings Inc.

Notes to Consolidated Financial Statements

Subject to compliance with the terms of the Plan, the majority of the incentive Units granted will become vested as follows: (i) 33.3% of the Incentive Units shall become vested at such time as the investors achieve a Target Multiple of at least 1.5x and an Investor IRR that is at least 10%; (ii) 33.3% of the Incentive Units shall become vested at such time as the investors achieve a Target Multiple of at least 2.0x and an investor IRR of at least 10%; and (iii) 33.4% of the incentive units shall become vested at such time as the Investors achieve a Target Multiple of at least 2.5x and an Investor IRR of at least 10%. Any unvested units shall vest immediately prior to, and conditioned upon a vesting event, defined in the Plan as the sale of all or substantially all the outstanding capital interest or the assets of the Company.